                                                                 Exhibit (a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer (as defined below) is made solely by the Offer to Purchase, dated October 27, 1999, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser (as defined below) may in its discretion take such actions as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                  ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          PREMISYS COMMUNICATIONS, INC.
                                       AT
                              $10.00 NET PER SHARE
                                       BY
                             ZHONE ACQUISITION CORP.
                            A WHOLLY OWNED SUBSIDIARY
                                       OF
                            ZHONE TECHNOLOGIES, INC.

     Zhone Acquisition Corp., a Texas corporation ("Purchaser") and a wholly owned subsidiary of Zhone Technologies, Inc., a Delaware corporation ("Parent"), is offering to purchase all of the outstanding common shares, including the associated preferred stock purchase rights (the "Shares") of Premisys Communications, Inc., a Delaware corporation (the "Company") at $10.00 per Share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase dated October 27, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together, as either may be amended or supplemented from time to time, constitute the "Offer"). Tendering stockholders who have Shares registered in their name and who tender directly to the Depositary (as defined in the Offer to Purchase) will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders holding Shares through their broker or bank are urged to consult them as to whether they charge any service fees. Following the Offer, the Purchaser intends to effect the Merger described below.

-------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 29, 1999, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES REPRESENTING AT LEAST SEVENTY-FIVE PERCENT OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM

CONDITION") AND (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. FOR PURPOSES OF THE MERGER AGREEMENT (AS DEFINED BELOW), THE SHARES OUTSTANDING ON A "FULLY DILUTED BASIS" MEANS ALL OUTSTANDING SHARES AFTER GIVING EFFECT TO THE EXERCISE OR CONVERSION OF ALL OUTSTANDING OPTIONS, RIGHTS AND OTHER SECURITIES WHICH ARE THEN EXERCISABLE OR CONVERTIBLE INTO SHARES, BUT ONLY TO THE EXTENT THAT ANY SUCH OPTIONS, RIGHTS OR OTHER SECURITIES ARE EXERCISABLE OR CONVERTIBLE INTO SHARES AT A PER SHARE PRICE LESS THAN $10.00 PER SHARE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 15 OF THE OFFER TO PURCHASE.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 20, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and, as promptly as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Texas Business Corporation Act ("TBCA") and the Delaware General Corporation Law ("DGCL"), the Company will be merged with and into Purchaser (the "Merger"). On consummation of the Merger and except as provided below, Purchaser will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. Notwithstanding the foregoing, the Merger Agreement provides that Parent may elect at any time prior to the Merger to merge Purchaser with and into the Company instead of merging the Company with and into Purchaser as provided above, in which case the Company would continue as the surviving corporation and as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or by any subsidiary of the Company or Parent or Purchaser and other than Shares held by stockholders who have properly exercised their dissenters' rights under the DGCL) will be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer, without interest (and less any required withholding taxes). The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Purchaser may, and may be required to, subject to the terms of the Merger Agreement, extend the Offer. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, Purchaser may, subject to certain terms of the Merger Agreement and to the applicable rules and regulations of the Commission, (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders,
(ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to Depositary of its acceptance of such Shares for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and any other required documents, or the tendering stockholder must comply with the guaranteed delivery procedure described in the Offer to Purchase. In addition, either
(i) certificates representing such Shares must be received by the Depositary along with the Letter of

Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a book-entry confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedure set forth in the Offer to Purchase must be complied with.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, November 29, 1999, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, if required, the approval of the Merger by the requisite vote of the stockholders of the Company. The stockholder vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL and Section 5.16 of the TBCA, without any action by any other stockholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer.

     Under no circumstances will interest be paid on the purchase price to be paid for the Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment. No interest will be paid on the consideration to be paid in the Merger to stockholders who fail to tender their Shares pursuant to the Offer, regardless of any delay in effecting the Merger or making such payment.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may, under certain circumstances, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they also may be withdrawn at any time on or after December 27, 1999, unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from the person who tendered the Shares. If certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares (except in the case of Shares tendered by an Eligible Institution). In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(l)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder lists and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial Share owners.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.
                           77 Water Street, 20th Floor
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: (800) 848-2998

                      The Dealer Manager for the Offer is:

                  [Credit Suisse First Boston Corporation logo]

                              Eleven Madison Avenue
                          New York, New York 10010-3629
                         Call Toll Free: (800) 646-4543


October 27, 1999